EXHIBIT 10.1
POWER EFFICIENCY CORPORATION
3960 HOWARD HUGHES PARKWAY
SUITE 460
LAS VEGAS NV 89169
June 6, 2007
Mr. George Boyadjieff
18772 Colony Circle
Villa, CA 92861
Dear Mr. Boyadjieff:
This letter shall serve to amend that certain Consulting Agreement, dated June 9, 2005 (the “Consulting Agreement”), by and between Power Efficiency Corporation (the “Company”) and George Boyadjieff (“Boyadjieff”). All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Consulting Agreement. By their signatures below, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Boyadjieff hereby agree to amend the Consulting Agreement, effective for all purposes as of the date above, as follows:
1.	Term. Section 7 is amended to extend the term of the Consulting Agreement through June 9, 2009.

2.	Compensation. Upon the execution and delivery hereof, Boyadjieff shall receive a stock purchase warrant (the “Warrant”) to purchase up to 1,000,000 shares of common stock of the Company in accordance with the terms and condition of such Warrant.

3.	Assignment of Inventions and Moral Rights. (a) Boyadjieff hereby irrevocably assigns and transfers to the Company, on a perpetual, worldwide and royalty-free basis, his entire right, title and interest in and to all Inventions. As used in this Agreement, the term “Inventions” shall mean all patents, ideas, improvements, designs, discoveries, developments, drawings, notes, documents, information and/or materials, whether or not patentable and whether or not reduced to practice, made or conceived by Boyadjieff (whether made solely by Boyadjieff or jointly with others) which: (i) occur or are conceived during the term of the Consulting Agreement and (ii) which relate in any manner to either the business or technology of the Company or result from any task assigned to or undertaken by Boyadjieff or any work performed by Boyadjieff for or on behalf of the Company.
(b) Boyadjieff hereby irrevocably transfers and assigns to the Company any and all Moral Rights Boyadjieff may have in any Inventions. Boyadjieff also hereby forever waives and agrees never to assert against the Company, its successors or licensees any and all Moral Rights which Boyadjieff may have in any Inventions, even after termination of the Consulting Agreement. As used in this Agreement, the term “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty.
(c) In connection with all Inventions contemplated by Section 3 hereof, Boyadjieff will: (a) disclose all Inventions promptly in writing to the Company in order to permit the

Company to enforce and perfect the rights to which the Company is entitled under this Agreement; (b) at the Company’s request, promptly execute a written assignment of title to the Company for any Invention, and Boyadjieff will preserve all Inventions as Confidential Information in accordance with the terms hereof; and (c) upon request, Boyadjieff will assist the Company or its nominee (at the Company’s expense) during and at any time during or subsequent to the performance of services by Boyadjieff for the Company in every reasonable way in obtaining for the Company’s own benefit patents and copyrights for all Inventions in any and all countries, which Inventions shall be and remain the sole and exclusive property of the Company or its nominee, whether or not patented or copyrighted. Boyadjieff will execute such papers and perform such lawful acts as the Company deems to be necessary to allow the Company to exercise all rights, title and interest in such patents and copyrights.
(d) In connection with the Consulting Agreement, Boyadjieff will execute, acknowledge and deliver to the Company or its nominee upon request and at the Company’s expense all such documents, including applications for patents and copyrights and assignments of all Inventions, patents and copyrights to be issued therefore, as the Company may determine necessary or desirable to apply for and obtain letters patent and copyrights on all Inventions in any and all countries and/or to protect the interest of the Company or its nominee in Inventions, patents and copyrights and to vest title thereto in the Company or its nominee.
Except as amended and modified hereby, the Consulting Agreement shall remain unchanged and in full force and effect.
Please confirm the foregoing is in accordance with your understanding of our agreed to amendment to the Consulting Agreement by signing and returning to us a copy of this letter. This amendment to the Consulting Agreement may be executed in counterparts and by facsimile or other electronic transmission.

Yours truly, POWER EFFICIENCY CORPORATION
By:	/s/ Steven Z. Strasser
Steven Z. Strasser
Chief Executive Officer

Accepted and Agreed to, effective for all purposes as of the date above:

/s/ George Boyadjieff

George Boyadjieff